February 11, 2011

Dejour Enterprises Ltd.
598 – 999 Canada Place
Vancouver, British Columbia
V6C 3E1

Dear Sirs/Mesdames:

Re:	Dejour Enterprises Ltd. (the "Corporation")
Amended and Restated Prospectus Supplement to Registration Statement on Form F-3

We are British Columbia special counsel to the Corporation, a British Columbia company, and have been requested to provide this opinion in connection with the filing of an amended and restated prospectus supplement dated February 10, 2011 (the "Supplement") to a registration statement (the "Registration Statement") dated November 3, 2009 and filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended (the "Securities Act"), registering the offer and sale by the Corporation of 1,833,333 common shares, no par value, (the “Shares”), warrants to purchase a total of 916,667 common shares (“Warrants”), and up to 916,667 common shares issuable from time to time upon the exercise of the warrants (“Warrant Shares”).  The Shares and Warrants are being issued as a unit (“Units”) at a purchase price of US$0.30 per Unit, each Unit consisting of one Share together with one-half (1/2) of one Warrant, each whole Warrant exercisable at a price of US$0.35 for one Share at any time for a period of one year following the date of closing, (collectively, the Shares, Warrants and Units are referred to as the "Securities").   The Securities are being offered pursuant to securities purchase agreements dated February 8, 2011 (the "Securities Purchase Agreements") among the Corporation and each of the purchasers (the "Purchasers") and pursuant to a placement agency agreement dated December 15, 2011 (the Placement Agency Agreement”) between the Corporation and Sutter Securities Incorporated, as placement agent.

In connection with this opinion, we have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below.  In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the conformity to authentic originals of all documents submitted to us as copies or facsimile transmissions and the completeness and accuracy of the Corporation's corporate records in our possession as of the date hereof.  We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Corporation, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the legal, valid, binding and enforceable obligations of such parties.  As to questions of fact material to our opinions, we have relied upon a certificate of a senior officer of the Corporation and we have assumed that each of the statements made and certified in such certificate were true and correct when made, have at no time since being made and certified become untrue or incorrect, and remain true and correct on the date hereof.  We have not undertaken any independent investigation to verify the accuracy or completeness of any of the foregoing assumptions.

Documents Reviewed

In rendering the opinions set forth below, we have reviewed:

a)	the specific disclosure in the Supplement and the Registration Statement as to the Securities offered thereunder;

b)	the Securities Purchase Agreement and Placement Agency Agreement entered into between the Corporation and the Purchasers for Securities;

c)	the form of warrant certificate (the "Warrant Certificate") governing the Warrants; and

d)	the resolution of the directors relating to the registration of the Securities and related matters.

In addition, we have relied upon certificates of public officials as to certain questions of fact material to our opinions. For purposes of this opinion, we have not reviewed any documents other than the documents, or specific portions thereof, listed above. In particular, we have not reviewed, and express no opinion on, any document that is referred to or incorporated by reference into the documents reviewed by us.

For purposes of this opinion, we have also assumed that:

a)	the Registration Statement, and any amendments thereto (including post-effective amendments), are effective and such effectiveness have not been terminated or rescinded;

b)
the Supplement is prepared and filed with the U.S. Securities and Exchange Commission describing the Securities offered thereby and any required filings with United States stock exchanges and under applicable United States securities laws have been made;

c)
all Securities, including any other securities issuable upon exercise or conversion of any Securities being offered, have been offered, issued and sold in compliance with applicable United States federal and state securities laws and applicable Canadian securities laws and in the manner stated in the Registration Statement and the Supplement and in accordance with the resolutions of the Corporation authorizing their issuance;

d)
the Securities Purchase Agreement and Placement Agency Agreement have been duly authorized and validly executed and delivered by the respective Purchasers and constitutes a legal, valid binding obligation of such Purchaser enforceable against it in accordance with the terms thereof;

e)
at the time of any offering or sale of any Securities and as of the date of the issuance of any Shares issuable upon exercise of Warrants, there will be sufficient Shares authorized and unissued under the Corporation's then operative notice of articles (the "Notice of Articles") and not otherwise reserved for issuance;

f)
at the time of issuance of the Securities, the Corporation validly exists and is duly qualified and in good standing under the laws of its jurisdiction of incorporation, and has the necessary corporate power and capacity for such issuance;

g)
at the time of issuance of the Securities, the Notice of Articles and then operative articles of the Corporation (the "Articles" and collectively with the Notice of Articles, the "Charter Documents") are in full force and effect and have not been amended, restated, supplemented or otherwise altered, and there has been no authorization of any such amendment, restatement, supplement or other alteration, in either case since the date hereof; and

h)
the terms, allotment, creation, execution, issuance and delivery of the Securities (i) do not result in breaches of, or defaults under the Charter Documents or other agreements or instruments to which the Corporation is bound or violations of applicable statutes, rules, regulations or court or governmental orders, and (ii) comply with any applicable requirement or restriction imposed by any court or governmental body having jurisdiction over the Corporation.

We have not undertaken any independent investigation to verify the accuracy or completeness of any of the foregoing assumptions.

Our opinions set forth below are limited to the laws of the Province of British Columbia, Canada and the laws of Canada applicable therein (the “Applicable Law”). Our opinion is also limited to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings, or registrations with governmental authorities are relevant, to those required under Applicable Law. We do not express any opinion with respect to the laws of any other jurisdiction and the opinion expressed by us is qualified to the extent that any law, other than the Applicable Law, may be relevant to the opinion expressed by us, upon which we express no opinion.  We disclaim any obligation to advise the addressee or any other person of any change in law or any fact which may come or be brought to our attention after the date hereof.

Based upon the foregoing, and in reliance thereon, we are of the opinion that:

1.
With respect to the Shares offered by the Corporation, including any Warrant Shares duly issued upon the exercise of any Warrants pursuant to the terms thereof that are exercisable for the purchase of Shares, or that form a part of any Units, when:

a.
if certificated, certificates in the form required under British Columbia corporate law representing the Shares are duly executed, countersigned and delivered and valid notations have been made in the central securities register of the Corporation, or if uncertificated, valid notations have been made in the central securities register of the Corporation, in each case in accordance with the Charter Documents and British Columbia corporate law, and

b.
the Corporation has received payment in full of the legal consideration for the Shares as agreed and authorized by the Corporation and the Shares are delivered by or on behalf of the Corporation in the manner contemplated by the Registration Statement, the Supplement, the Securities Purchase Agreement and the Placement Agency Agreement,

the Shares, when issued and sold or otherwise distributed in accordance with the Securities Purchase Agreement and the Placement Agency Agreement will be duly authorized, validly issued, fully paid and non-assessable.

2.	With respect to Warrants offered under the Registration Statement, the Supplement, the Securities Purchase Agreement and the Placement Agency Agreement, when:

a.
the Warrant Certificates have been duly executed, countersigned and delivered, or if uncertificated, valid book-entry notations have been made in the warrant register of the Corporation, in each case in accordance with the Charter Documents, and

b.
the Corporation has received payment in full of the legal consideration for the Warrants as agreed and authorized by the Corporation and the Warrants are delivered by or on behalf of the Corporation against payment therefor in accordance with the provisions of the Warrant Certificate and in the manner contemplated by the Registration Statement, the Supplement, the Securities Purchase Agreement and the Placement Agency Agreement, the Warrants will constitute valid and binding obligations of the Corporation.

Our opinions expressed herein are subject to the following qualifications:

a)
the enforceability of any agreement may be limited by bankruptcy, reorganization, winding-up, insolvency, moratorium, arrangement, fraudulent preference and conveyance, assignment and preference and other similar laws of general application affecting the enforcement of creditor’s rights;

b)	no opinion is given as to the enforceability of any term providing for the severance of void, illegal or unenforceable provisions from the remaining provisions of an agreement;

c)	no opinion is given as to the enforceability of any term providing that modifications, amendments or waivers are not binding unless in writing;

d)	no opinion is given with respect to rights to indemnity and contribution;

e)	the enforceability of the obligations of a party under any agreement is subject to general principles of equity, including, without limitation:

(i)	concepts of materiality, reasonableness, good faith and fair dealing in performance and enforcement of a contract required of the party seeking its enforcement;

(ii)	the discretion exercisable by a court with respect to equitable remedies, such as specific performance and injunction;

(iii)	the discretion exercisable by a court with respect to stays of enforcement proceedings and execution of judgments;

(iv)	the effect of vitiating factors, such as mistake, misrepresentation, fraud, duress or undue influence; and

(v)
the discretion of a court with respect to the enforcement of provisions in an agreement to the effect that certain factual or legal determinations, calculations or certificates will be conclusive and binding;

f)
a court may reserve to itself the right to decline jurisdiction in any action if the court is an inconvenient forum to hear the action or if concurrent proceedings are being brought elsewhere, notwithstanding any waiver of the right to raise such objection or defence thereto;

g)	the right to exercise any unilateral or unfettered discretion pursuant to an agreement will not prevent a court from requiring such discretion to be exercised reasonably; and

h)
the recoverability of costs and expenses may be limited to those a court considers to be reasonably incurred, the costs and expenses incidental to all court proceedings are in the discretion of the court and the court has the discretion to determine by whom and to what extent these costs shall be paid.

No opinion is expressed as to the contents or validity of the Registration Statement, the Prospectus, the Supplement, the Warrant Certificates, the Securities Purchase Agreement or the Placement Agency Agreement, other than the opinions expressly set forth herein relating to the Shares, the Warrants and the Units.  This opinion is addressed to the Corporation in connection with the filing of the Supplement and may not be relied upon by any other person without our prior written consent.  Notwithstanding the foregoing, we hereby consent to the filing of this opinion as an exhibit to the Supplement and to the use of our name in the Supplement under the caption "Legal Matters."  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.  This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in Applicable Law.

Yours truly,

“Farris, Vaughan, Wills &Murphy LLP”